Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Lyndi McMillan, lyndi.mcmillan@navistar.com, 331-332-3181
Kate Beers, kbeers@brunswickgroup.com, 917-257-4179
Investor contact:	Marty Ketelaar, marty.ketelaar@navistar.com, 331-332-2706
Web site:	www.Navistar.com

NAVISTAR CONFIRMS RECEIPT OF UNSOLICITED PROPOSAL FROM TRATON REGARDING POTENTIAL TRANSACTION

LISLE, Ill. – January 30, 2020 – Navistar International Corporation (NYSE: NAV) today confirmed that it has received an unsolicited proposal from TRATON SE regarding a potential transaction to acquire the company for $35.00 per share in cash.

Consistent with its fiduciary duties, Navistar’s Board of Directors, in consultation with its financial and legal advisors, will carefully review and evaluate the proposal in the context of Navistar’s strategic plan for the company in order to determine the course of action that it believes is in the best interest of the company and its stakeholders. Navistar advises its shareholders to take no action, and no shareholder vote is required at this time.

There can be no assurance that any negotiations between Navistar and TRATON regarding this proposal will take place, and if such negotiations do take place, there can be no assurance that any transaction with TRATON will occur or be consummated. Navistar does not intend to make any additional comments regarding the proposal unless and until it is appropriate to do so or a formal agreement has been reached.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

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